Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:
Media: Marie Remboulis – 248/354-9809
Investors: Janet Halpin – 248/354-8847

Federal-Mogul Reports Fourth Quarter and Full Year 2004 Results

Southfield, Michigan, February 16, 2005…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and twelve month periods ended December 31, 2004.

Financial Summary (in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Net sales	$1,548	$1,407	$6,174	$5,523
Gross margin	277	270	1,177	1,087
Loss from continuing operations, before income taxes	(209)	(105)	(189)	(116)
Adjustment of assets to fair value	(240)	(89)	(276)	(94)
Gain on involuntary conversion	46	—	46	—

Federal-Mogul reported net sales of $1,548 million and $6,174 million for the three and twelve month periods ended December 31, 2004, representing an increase of 10% and 12%, respectively, over comparable periods of 2003. New business, increased OE and Aftermarket volumes, as well as favorable foreign currency drove these increases.

Gross margin increased by $7 million, or 3%, and $90 million, or 8%, during the three and twelve-month periods ended December 31, 2004, respectively, as compared to the same periods in 2003. Gross margin as a percentage of sales decreased due to the adverse impact of raw material cost inflation, particularly ferrous metals and hydrocarbon-based materials.

The Company reported a loss from continuing operations before income taxes of $209 million and $189 million for the three and twelve-month periods ended December 31, 2004. Losses in both of these periods were driven by asset impairment charges totaling $240 million and $276 million, respectively. During December 2004, the Company recorded a $194 million impairment charge against goodwill relating to the Company’s global Sealing Systems business pursuant to the Company’s annual valuation of goodwill performed in connection with the requirements of SFAS No. 142. Additionally, the Company recorded tangible asset impairments of $46 million, which are primarily related to the Company’s European Powertrain operations. The goodwill and other asset impairments were recorded to adjust the related asset carrying values to their estimated fair values based on current projections of future asset recoverability.

Including discontinued operations and excluding impairment charges, Chapter 11 and Administration expenses, restructuring costs, interest expense, depreciation and amortization, and asbestos charges, the Company recognized Operational EBITDA of $187 million and $633 million for the three and twelve-month periods ended December 31, 2004, representing an increase over the similar periods in 2003 of $41 million and $76 million, respectively. Included within the Operational EBITDA increase for both periods is a $46 million gain on an insurance settlement related to assets destroyed in a fire at the Company’s Smithville, TN Aftermarket distribution center on March 5, 2004 that more than compensated for inefficiencies incurred earlier in the year from the fire. Management believes that Operational EBITDA provides useful information as it most closely approximates the cash flow associated with the operational earnings of the Company. Additionally, management uses Operational EBITDA to measure the profitability performance of its operations. A reconciliation of Operational EBITDA to the Company’s loss from continuing operations before income taxes for the three and twelve month periods ended December 31, 2004 and 2003 has been provided.

“We are pleased with our new business growth and increased sales volumes in both the OE and Aftermarket segments,” said Chairman of the Board and Interim Chief Executive Officer Steve Miller. “Despite the success we have had in meeting our operational challenges, we continue to suffer from our industry’s inability to adequately price for the extraordinary material cost increases incurred in 2004.”

Financial Results for the Three Months Ended December 31, 2004

Federal-Mogul reported fourth quarter 2004 net sales of $1,548 million, an increase of $141 million or 10% when compared to net sales of $1,407 million for the same period in 2003. New business and increased volumes in OE and Aftermarket sectors accounted for $92 million of the year-over-year sales increase, while favorable foreign currency contributed $60 million. These favorable factors were partially offset by customer price reductions.

Gross margin increased $7 million or 3% during the fourth quarter of 2004, as compared with the fourth quarter of 2003. New business and increased volumes contributed $26 million to this increase in gross margin. This was partially offset by the unfavorable impact of $14 million of raw material cost inflation and customer price reductions in excess of productivity improvements from the Company’s ongoing cost reduction and restructuring activities.

The Company reported a loss from continuing operations before income taxes of $209 million during the fourth quarter of 2004, compared with a loss from continuing operations before income taxes of $105 million for the same period in 2003. The fourth quarter 2004 loss is primarily attributable to $240 million of combined intangible and tangible asset impairment charges relating to the Company’s global Sealing Systems operations and its European Powertrain operations, respectively. These impairment charges were partially offset by the $46 million gain on insurance settlement related to the Smithville, TN fire.

Operational EBITDA increased $41 million, or 28%, to $187 million for the quarter ended December 31, 2004 as compared to $146 million for the same period of 2003. This increase includes the $46 million gain from the Smithville, TN fire. The Company’s operational improvements during the quarter were more than offset by raw material cost inflation and customer price reductions.

The Company recorded income tax expense of $66 million on a loss from continuing operations before income taxes of $209 million, compared to income tax expense of $2 million on a loss from continuing operations before income taxes of $105 million for the same period in 2003. Income tax expense resulted from taxable income generated by certain international subsidiaries, non-recognition of income tax benefits on United Kingdom operating losses and non-deductible items in certain foreign jurisdictions and in the United States, including goodwill impairment.

Financial Results for the Twelve Months Ended December 31, 2004

Net sales increased $651 million or 12% to $6,174 for the twelve months ended December 31, 2004 as compared to $5,523 million for the same period in 2003. The increase in net sales was driven by $487 million of new business and increased volumes across OE and Aftermarket sectors. Favorable foreign currency of $256 million was partially offset by customer price reductions and the adverse impact on Aftermarket sales for products serviced by the Company’s Smithville, TN distribution center that was destroyed by fire in March 2004.

Gross margin for the twelve-month period ended December 31, 2004 increased by $90 million or 8% as compared to the same period in 2003. Gross margin was favorably impacted by new business and increased volumes of $169 million and by favorable foreign currency of $41 million. These items were partially offset by $64 million of the net unfavorable impact of raw material cost inflation and customer price reductions in excess of productivity improvements from the Company’s ongoing cost reduction and restructuring activities.

The Company recognized a loss from continuing operations before income taxes of $189 million and $116 million for the twelve-month periods ended December 31, 2004 and 2003, respectively. The loss from continuing operations before income taxes for the twelve-month period ended December 31, 2004 is attributable to a $276 million asset impairment charge. This impairment charge includes $194 million of goodwill impairment relating to the Company’s global Sealing Systems operations and $82 million of tangible asset impairments, primarily relating to the Company’s global Powertrain operations. These impairment charges were partially offset by the $46 million gain on the Smithville, TN fire insurance settlement. Additionally, the Company reached a favorable settlement of an outstanding bankruptcy claim resulting in a $19 million gain that was recorded as a reduction of Chapter 11 and Administration related reorganization expenses for the twelve months ended December 31, 2004.

Operational EBITDA increased $76 million, or 14%, to $633 million for the year ended December 31, 2004 as compared to $557 million for the same period of 2003. This increase includes the $46 million gain from the Smithville, TN fire, which more than offset inefficiencies incurred earlier in the year related to the fire. The remaining $30 million represents basic earnings improvements resulting from the Company’s ongoing cost reduction efforts and efficiency improvements achieved through restructuring activities, as well as higher sales resulting from its ability to offer value adding high quality products.

The Company recorded income tax expense of $136 million on a loss from continuing operations before income taxes of $189 million, compared to income tax expense of $53 million on a loss from continuing operations before income taxes of $116 million for the same period in 2003. Income tax expense resulted from taxable income generated by certain international subsidiaries, non-recognition of income tax benefits on United Kingdom operating losses and non-deductible items in certain foreign jurisdictions and in the United States, including goodwill impairment.

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs approximately 45,000 people and conducts operations in 31 countries. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL-MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Net sales	$1,548.4	$1,406.5	$6,174.1	$5,522.9
Cost of products sold	1,271.0	1,136.6	4,996.8	4,435.8

Gross margin	277.4	269.9	1,177.3	1,087.1

Selling, general and administrative expenses	238.7	207.1	949.7	869.3

Adjustment of assets to fair value	240.4	89.4	276.4	93.9
Asbestos charge	—	38.9	—	38.9
Interest expense, net	28.3	23.7	101.5	98.2
Chapter 11 and Administration related reorganization expenses	33.2	11.7	99.7	97.1
Equity earnings of unconsolidated affiliates	(7.6)	(6.6)	(36.0)	(27.3)
Gain on involuntary conversion	(46.1)	—	(46.1)	—
Other (income) expense, net	(0.9)	10.8	21.5	33.1

Loss from continuing operations before income taxes	(208.6)	(105.1)	(189.4)	(116.1)

Income tax expense	65.9	1.5	136.1	52.5

Loss from continuing operations	(274.5)	(106.6)	(325.5)	(168.6)

Earnings (loss) from discontinued operations, net of income taxes	4.1	(14.1)	(8.5)	(20.9)

Net loss	$(270.4)	$(120.7)	$(334.0)	$(189.5)

Basic and diluted loss per common share:

Loss from continuing operations	$(3.12)	$(1.23)	$(3.73)	$(1.93)
Earnings (loss) from discontinued operations, net of income taxes	0.05	(0.16)	(0.10)	(0.24)

Net loss per common share	$(3.07)	$(1.39)	$(3.83)	$(2.17)

Weighted average shares outstanding	87.8	87.1	87.3	87.1

FEDERAL-MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) December 31 2004	December 31 2003
Current assets:
Cash and equivalents	$700.6	$472.4
Accounts receivable, net	1,049.5	976.5
Inventories, net	952.9	834.4
Prepaid expenses and other current assets	230.9	257.5

Total current assets	2,933.9	2,540.8

Property, plant and equipment, net	2,363.9	2,404.8
Goodwill and indefinite-lived intangible assets	1,283.7	1,517.1
Definite-lived intangible assets, net	335.3	348.0
Asbestos-related insurance recoverable	853.8	806.1
Prepaid pension costs	257.4	309.2
Other noncurrent assets	237.2	190.7

	$8,265.2	$8,116.7

Current liabilities:
Short-term debt, including current portion of long-term debt	$309.6	$14.8
Accounts payable	435.9	332.3
Accrued liabilities	559.7	474.6
Other current liabilities	145.6	185.1

Total current liabilities	1,450.8	1,006.8

Liabilities subject to compromise	6,018.5	6,087.8

Long-term debt	10.1	331.2
Postemployment benefits	2,355.9	1,728.6
Deferred income taxes	102.0	70.4
Other accrued liabilities	221.2	214.4
Minority interest in consolidated affiliates	32.4	54.4

Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	445.3	435.6
Additional paid-in capital	2,148.0	2,060.5
Accumulated deficit	(3,267.9)	(2,933.9)
Accumulated other comprehensive loss	(1,279.1)	(967.1)

Total shareholders’ deficit	(1,925.7)	(1,376.9)

	$8,265.2	$8,116.7

FEDERAL-MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Cash Provided From (Used By) Operating Activities
Net loss	$(270.4)	$(120.7)	$(334.0)	$(189.5)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	84.3	79.6	335.7	307.1
Chapter 11 and Administration related reorganization expenses	33.2	11.7	99.7	97.1
Payments of Chapter 11 and Administration related reorganization expenses	(21.4)	(24.0)	(88.8)	(88.1)
Adjustment of assets to fair value	240.4	101.5	276.4	106.0
Restructuring charges, net	11.8	7.7	17.7	36.0
Payments against restructuring reserves	(13.0)	(17.6)	(36.1)	(76.7)
Asbestos charge	—	38.9	—	38.9
(Gain) loss on sale of businesses	(4.6)	—	2.4	7.9
Gain on involuntary conversion	(46.1)	—	(46.1)	—
Insurance proceeds	46.7	—	102.2	—
Change in postemployment benefits, including pensions	26.6	(2.4)	83.4	84.6
Deferred taxes	(3.0)	(10.5)	15.8	15.5
(Increase) decrease in accounts receivable	83.4	38.4	(29.1)	50.1
(Increase) decrease in inventories	19.0	(0.5)	(122.7)	18.5
Increase (decrease) in accounts payable	3.8	(25.6)	82.3	(27.6)
Changes in other assets and liabilities	26.1	(26.6)	106.7	(67.3)

Net cash provided from operating activities	216.8	49.9	465.5	312.5

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(77.5)	(86.1)	(267.5)	(300.9)
Proceeds from the sale of property, plant and equipment	5.2	—	29.9	6.5
Net proceeds from sale of businesses	10.7	—	10.7	23.6

Net cash used by investing activities	(61.6)	(86.1)	(226.9)	(270.8)

Cash provided from (used by) financing activities
Increase (decrease) in short-term debt	9.0	0.5	13.4	(16.6)
Proceeds from borrowings on DIP credit facility	267.7	20.0	357.7	125.5
Principal payments on DIP credit facility	(348.3)	(10.0)	(400.0)	(120.2)
Proceeds from the issuance of long-term debt	—	—	—	1.2
Principal payments on long-term debt	(1.8)	(0.6)	(2.0)	(4.3)
Debt issuance fees	(6.5)	—	(6.5)	—

Net cash provided from (used by) financing activities	(79.9)	9.9	(37.4)	(14.4)

Effect of foreign currency exchange rate fluctuations on cash	27.7	25.9	27.0	50.0

Increase (decrease) in cash and equivalents	103.0	(0.4)	228.2	77.3
Cash and equivalents at beginning of period	597.6	472.8	472.4	395.1

Cash and equivalents at end of period	$700.6	$472.4	$700.6	$472.4

FEDERAL-MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(Millions of Dollars)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Loss from continuing operations before income taxes	$(208.6)	$(105.1)	$(189.4)	$(116.1)
Adjustment of assets to fair value	240.4	89.4	276.4	93.9
Chapter 11 and Administration related reorganization expenses	33.2	11.7	99.7	97.1
Restructuring expense	11.8	7.7	17.7	36.0
Interest expense, net	28.3	23.7	101.5	98.2
Depreciation and amortization	84.3	79.6	335.7	307.1
Asbestos charge	—	38.9	—	38.9
Discontinued operations and other	(2.8)	(0.2)	(8.5)	1.6

Operational EBITDA	186.6	145.7	633.1	556.7